Exhibit 99.1

353 North Clark Street, Suite 2900	Chicago, Illinois 60654	(855) 755-9988	www.carecapitalproperties.com

CARE CAPITAL PROPERTIES ENTERS INTO LONG-TERM FIXED RATE FINANCING AGREEMENTS ON $600 MILLION OF DEBT

New $200 Million Unsecured, Seven-Year Term Loan Closed

$400 Million of Existing Five-Year Floating Rate Debt Swapped to Fixed Rate

CHICAGO, IL (February 1, 2016) — Care Capital Properties, Inc. (NYSE: CCP) (“CCP” or the “Company”) today announced that it has refinanced or swapped a total of $600 million of debt, effectively converting the interest on that debt from floating rates to fixed rates.  The Company closed a new $200 million unsecured, seven-year term loan (the “Term Loan”) initially priced at 180 basis points over LIBOR.  The proceeds of the Term Loan were used to repay a portion of the Company’s existing $600 million unsecured term loan due August 2017.  As part of this transaction, the Company entered into agreements to swap the full notional amount of the Term Loan into an all-in fixed interest rate of 3.25 percent.  Separately, the Company entered into agreements to swap $400 million of its $800 million unsecured term loan due August 2020 from 150 basis points over LIBOR to an all-in fixed interest rate of 2.73 percent.

“CCP has made a great start in expeditiously replacing our interim financing with longer term, fixed rate borrowings that have a staggered maturity schedule, one of our top priorities for 2016.  With these transactions, we fixed the rate on over 40 percent of our term debt, repaid $200 million of our two-year unsecured term loan, and extended our debt maturities,” CCP Chief Executive Officer Raymond J. Lewis said.  “We now effectively have $600 million of fixed rate debt with a weighted average maturity of 5.4 years and a weighted average interest rate of 2.9 percent.  Our commitment to establishing our permanent capital structure includes ensuring that we can access debt and equity from multiple sources.”

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties focused on the post-acute sector.  Its skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators and employees.  More information about Care Capital Properties, Inc. can be found at: www.carecapitalproperties.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding CCP’s or its tenants’ or borrowers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from CCP’s expectations. CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

CCP’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in its filings with the Securities and Exchange Commission. These factors include without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other third parties to satisfy their obligations under their respective contractual arrangements with CCP, including,

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in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) CCP’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (d) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of future competition, including new construction in the markets in which CCP’s properties are located; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to comply with laws, rules and regulations in the operation of CCP’s properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete, and the effect of those changes on CCP’s revenues, earnings and capital sources; (j) CCP’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the year ended December 31, 2015; (m) the ability and willingness of CCP’s tenants to renew their leases upon expiration, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

Contact:

Lori B. Wittman

Executive Vice President and Chief Financial Officer

lwittman@carecapitalproperties.com

312.881.4702

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